EXHIBIT 99.1

PRESS RELEASE

Schlotzsky’s, Inc. Announces 2002 Fourth-Quarter and Year-End Results

Company Continues to Make Significant Progess in Menu,

Restaurant Design and Technology

AUSTIN, Texas — March 28, 2003 — Schlotzsky’s, Inc. (Nasdaq: BUNZ) today reported a net loss of $199,000, or $0.03 per diluted share, on revenues of $60.5 million for the year ended December 31, 2002. This compares with net income of $2.5 million, or $0.33 per diluted share, on revenues of $61.9 million for 2001.

For the fourth quarter ended December 31, 2002, revenues were $14.3 million, a decline from $14.9 million in the same quarter of 2001.  The company posted a net loss for the fourth quarter of 2002 of $1.1 million, or $0.15 per diluted share, compared with net income of $488,000, or $0.07 per share in the fourth quarter of 2001.

“Despite the economy, dampened consumer confidence, and declining sales, we didn’t pull back from our strategy for two reasons.  First, we felt it was important to fully support our franchise owners with services and leadership to help them weather the economic storm.  Second, we felt it was vital to prepare for the opportunity ahead as consumer tastes evolve,” said John C. Wooley, Schlotzsky’s President and Chief Executive Officer.  “2002 was supposed to be the year in our strategic plan in which we reestablished sales growth. It was not.  But even though 2002 was a tougher year than expected, we continued to strengthen our franchise system and make important strides for the future.

“We made and continue to make significant progress in the areas of people, menu enhancements, restaurant design, operational efficiencies, and technology. We believe these efforts will position our franchise system to respond to evolving consumer tastes and make our restaurant operations more profitable for both the Company and its franchisees. In addition, we expect our purchase in 2002 of our largest area developer territory, covering all or parts of eleven states, including most of Texas, will contribute greatly to our ability to grow our system and royalty revenue stream in the coming years,” Wooley continued.

Menu Enhancements, Restaurant Redesign to Improve Consumer Appeal

“For the past several months we have been developing a new approach to our menu and dramatic new restaurant layouts that will allow us to take full advantage of the growing demand for fast casual dining.  We are focused on increasing restaurant efficiencies, creating even more appealing products, and making Schlotzsky’s a ‘hot spot’ — attracting customers beyond the lunch hour,” said Wooley.  “The result is that we have a clear definition for the long-term evolution of our concept, which we are calling Concept 2005.”

Concept 2005 offers greater culinary sophistication, improved nutritional values and greater choice for the consumer, while maintaining the highly differentiated style and authenticity of

Schlotzsky’s, Wooley said.   Yesterday the Company began the first roll-out of several elements of Concept 2005, including testing the new approach to the menu, at its flagship restaurant at 218 S. Lamar Blvd. in Austin, Texas.

“Concept 2005 provides a self-paced concept design and menu roadmap that will guide our franchise owners through 2005,” he said. “Later this year, franchise owners will be able to begin offering more choices that are lower in fat content, an expanded children’s menu, a breakfast program, catering and delivery, and free wireless Internet access.”

Wooley said the Company’s menu expansion, developed in collaboration with several top chefs from around the country, will help keep it on the leading edge of growing consumer demand for alternatives to hamburgers and other traditional fast food. “Our menu will feature new, flavorful tastes and more sophisticated ingredients, such as artichoke lemon pesto spreads, an assortment of new bread flavors, and ciabatta sandwiches — all in the unique Schlotzsky’s style,” he said. “In addition, while we have had lower-calorie and reduced-fat items for some time, we have taken additional steps to enhance the nutritional value of our food.”

The restaurant redesign as part of Concept 2005 is the result of field-testing at some of the Company-operated restaurants in the Austin market.  The redesign will result in a more contemporary look and involve improvements in layout and processes that will make each restaurant more efficient.  “The look and feel of our restaurants will complement our new upscale menu. We are updating the color palette, décor, seating, merchandising displays, sound system, and lighting, as well as ‘back of the house’ organizational efficiencies.  The result is a series of flexible, sophisticated design solutions ranging from shopping center in-line spaces and ‘end caps’ to free-standing buildings,” Wooley said.

Strengthening Our Team

In 2002 the Company recruited several people for key positions in the areas of marketing, franchise sales and development, operations and technology.  The addition of these new, outstanding team members will play a key role in taking the new concepts to the next level.

The Company also has strengthened its team through greater collaboration with franchise owners.  Through regular interactive conference calls and interactive web-based communications, Schlotzsky’s has achieved “zero-degree” separation between Company managers and franchise owners. “Staying close to our franchise owners will enable rapid and effective roll-out of new menu items, operating procedures, technology and restaurant designs, which will help us resume profitable growth,” Wooley said.

Schlotzsky’s will conduct a conference call to discuss information included in this press release and related matters at 9:30 a.m. Central time on Friday, March 28, 2003. The conference call will be available for analysts and institutional investors at 1-800-341-2319, PIN #1704. The conference call will be available simultaneously, and in its entirety, to all interested investors and news media through a web cast at www.cooldeli.com.

Our thoughts and prayers today are with the brave young service men and women who are overseas in harm’s way in these troubled and dangerous times as they stand in protection of freedom for all mankind.  We pray that their courage and sacrifices will lead to a swift and successful end to the conflict. God Bless America.

Schlotzsky’s, Inc., founded in Austin, Texas, in 1971, is a franchisor and operator of fast causal restaurants featuring upscale made-to-order hot sandwiches served on distinctive sourdough bread, along with sourdough crust pizzas, wraps, salads and soups.  As of December 31, 2002, there were 643 Schlotzsky’s® Deli restaurants open and operating in 37 states, the District of Columbia and six foreign countries.  Visit www.schlotzskys.com or www.cooldeli.com for more information and e-coupons.

This press release may contain statements deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act.  Any statements that are not statements of historical fact may be deemed forward-looking statements.  Forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control.  Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.  Forward-looking statements may include, without limitation, statements concerning business, financial and growth strategies and objectives, costs and earnings projections, new restaurant development, and assumptions relating to any of these statements.  Factors that may influence forward-looking statements or cause actual results to differ materially from those described or anticipated by the forward-looking statements may include, without limitation, inability to obtain adequate financing for the Company and our franchisees, increased competition within the restaurant industry, continued viability of restaurants during a weak economy, inability to sell restaurants, failure to successfully recruit multi-unit and single-unit franchisees, and stock volatility and illiquidity.

Because of the risks and uncertainties related to these factors and the forward-looking statements, readers are cautioned not to place undue reliance on the forward-looking statements.  There can be no assurance that any events or results described in any forward-looking statement will actually occur or be achieved.  We undertake no obligation to publicly revise the forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events or circumstances.  Readers should carefully review the risk factors described above and in other documents filed by the Company with the SEC.  Readers are specifically directed to the discussion under “Risk Factors” in the Company’s most recent Form 10-K.

Contacts:

Media/Investors:

Schlotzsky’s, Inc.

Jessica Furlow, 512/236-3644

Susan Engelking, 512/342-8870

- or -

Investors:

Fleishman-Hillard

James Ankner, 212/453-2198

anknerj@fleishman.com

Russell Johnson, 713/513-9515

johnsonr@fleishman.com

SCHLOTZSKY’S, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
	(Unaudited)

Revenues
Royalties	$4,598,696	$5,125,864	$19,966,768	$21,765,314
Franchise fees	60,000	30,000	122,000	347,500
Developer fees	51,305	76,316	230,740	455,266
Restaurant sales	7,647,981	7,520,912	31,723,161	29,905,593
Brands contribution	1,614,592	1,816,175	7,308,973	7,396,514
Other fees and revenue	331,865	363,696	1,194,851	1,980,528
Total revenues	14,304,439	14,932,964	60,546,493	61,850,715

Expenses
Service costs:
Royalties	724,933	1,098,819	3,974,638	4,745,284
Franchise fees	27,500	15,000	53,455	148,750
	752,433	1,113,819	4,028,093	4,894,034

Restaurant operations:
Cost of sales	2,179,542	2,109,308	8,934,727	8,363,389
Personnel and benefits	3,230,845	3,110,589	12,997,969	12,514,714
Operating expenses	1,932,003	1,866,559	7,556,929	6,945,362
	7,342,390	7,086,456	29,489,625	27,823,465

Loss on investment	56,943	22,133	193,861	109,212
General and administrative	5,340,182	4,155,976	19,489,200	18,719,088
Depreciation and amortization	1,577,397	1,114,586	5,020,470	4,224,417
Total Expenses	15,069,345	13,492,970	58,221,249	55,770,216

Income (loss) from operations	(764,906)	1,439,994	2,325,244	6,080,499

Other:
Interest income	220,679	161,563	651,936	943,300
Interest expense	(1,018,267)	(663,414)	(3,073,228)	(2,821,660)

Income (loss) before income taxes	(1,562,494)	938,143	(96,048)	4,202,139

Provision (credit) for income taxes	(487,000)	450,000	103,000	1,713,000

Net income (loss)	$(1,075,494)	$488,143	$(199,048)	$2,489,139

Earnings per common share — basic	$(0.15)	$0.07	$(0.03)	$0.34
Earnings per common share — diluted	$(0.15)	$0.07	$(0.03)	$0.33

OTHER OPERATING DATA

Restaurants Open — Beginning of Period	658	692	674	711
Openings During Period —
New	4	3	12	18
Reopenings	4	5	12	18
Total Openings	8	8	24	36
Closings During Period	(23)	(26)	(55)	(73)
Restaurants Open — End of Period	643	674	643	674

Systemwide Contractual Sales	$90,506,000	$100,049,000	$391,339,000	$423,167,000
Decrease in Systemwide Contractual Sales	(9.5)%	(3.5)%	(7.5)%	(1.5)%
Decrease in Same Store Contractual Sales	(7.9)%	(2.7)%	(6.1)%	(1.4)%
Average Weekly Contractual Sales	$10,626	$11,281	$11,309	$11,651
Increase (decrease) in Average Weekly Contractual Sales	(5.8)%	1.4%	(2.9)%	2.0%

Note:  Systemwide contractual sales, same store contractual sales and average weekly contractual sales are all basedon contractual sales as defined in our Franchise Agreements, and represent net sales under generally accepted accounting principles, plus the amounts of any discounts for employee or manager meals.  Contractual sales are used because these are the basis of our royalty income and are the only sales amounts reported by the franchisees.